EXHIBIT 10.1
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                               PAWFECT FOODS, INC.
                              31-51 STEINWAY STREET
                           LONG ISLAND CITY, NY 11103

                                                               November 13, 2007
Mr. Pietro Gattini
31-51 Steinway Street
Long Island City, NY 11103

Dear Mr. Gattini:

Pawfect Foods, Inc. (the "Company") is pleased to confirm employment on the following terms:

1. Position. You have served in a part-time capacity as President, Secretary and Treasurer commencing July 17, 2007 and will continue to do so on a month to month basis. If assigned to you, you agree to perform services for the Company's subsidiaries and affiliates, provided such services are consistent with your duties and responsibilities prior to such assignment and understand that the salary, stock options and other benefits set forth in this letter are intended to cover services to the Company and its subsidiaries and affiliates, in all your capacities. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2. Salary. So long as you serve in a part-time capacity, your salary will accrue at the monthly rate of $500 and will be paid the earlier of five days after: (i) the termination of your employment; (ii) the Company receiving more than $500,000 of financing, or; a change in the ownership of more than a majority of the Company's outstanding capital stock. We agree that the accrual of your salary shall be retroactive commencing September 1, 2007.

3. Period of Employment. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an expressed; written agreement signed by you and a duly authorized officer of the Company.

Mr. Pietro Gattini
November 13, 2007
Page 2

4. Outside Activities. While you render services to the Company, you will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

5. Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

6. Entire Agreement. This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

7. Amendment and Governing Law. This letter agreement may not be amended or modified except by an expressed; written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by New York law, without reference to the conflicts provisions of New York law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and returning it to me.

Very truly yours,

Pawfect Foods, Inc.


By: /s/ Pietro Gattini
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    Pietro Gattini
    President

I have read and accept employment on the terms set forth above.


/s/ Pietro Gattini
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Pietro Gattini

Dated: November 13, 2007